CONSENT OF INDEPENDENT ACCOUNTANT

We hereby provide our consent to the incorporation by reference in this Report on the Form 1-A registration of Masterworks 002, LLC of our report dated August 15, 2018 relating to the balance sheet as of August 10, 2018, listed in the accompanying index.

/s/ Mayer Hoffman McCann P.C.
Mayer Hoffman McCann P.C.
Kansas City, Missouri
August 15, 2018